EXHIBIT 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Insight Enterprises, Inc. (the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share.

Our authorized capital stock consists of 100,000,000 shares of common stock and 3,000,000 shares of preferred stock, par value $0.01 per share, issuable in series. The shares of preferred stock are undesignated, and the rights, preferences and privileges may be designated from time to time by our board of directors.

The following is a description of some of the terms of our common stock, our amended and restated certificate of incorporation and our amended and restated bylaws. The following description is not complete and is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and our amended and restated bylaws, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.3 is a part. You should read our amended and restated certificate of incorporation and our amended and restated bylaws for a complete statement of the provisions described below and for other provisions that may be important to you.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. We have never paid a cash dividend on our common stock, and we currently do not intend to pay any cash dividends in the foreseeable future.  Our senior secured revolving credit facility contains restrictions on the payment of cash dividends.

Voting Rights

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Stockholders do not have the ability to cumulate votes for the election of directors. Any director elected at an annual meeting of the stockholders or to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders held after his or her election as director and until his or her successor shall be elected and shall qualify.

No Preemptive or Similar Rights

Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

The Company is authorized to issue 3,000,000 shares of undesignated preferred stock. Our board of directors has the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. Shares of preferred stock so designated may have voting, conversion, liquidation preference, redemption, sinking fund provisions and other rights which are superior to those of our common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price of and the voting and other rights of the holders of our common stock. At present, we have no plans to issue any shares of preferred stock.

Anti-Takeover Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

The Company has elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which provisions impose certain restrictions on “business combinations” with “interested persons,” as defined therein. Instead, our amended and restated certificate of incorporation provides that the affirmative vote of two-thirds of our outstanding stock is required for (1) any merger or consolidation to which the Company, or any of its subsidiaries, and an Interested Person (as defined below) are parties; (2) any sale or other disposition by the Company, or any of its subsidiaries, of all or substantially all of its assets to an Interested Person; (3) any purchase or other acquisition by the Company, or any of its subsidiaries, of all or substantially all of the assets or stock of an Interested Person; and (4) any other transaction with an Interested Person which requires the approval of the stockholders of the Company under the DGCL, as in effect from time to time. An “Interested Person” means any person, firm or corporation, or any group thereof, acting or intending to act in concert, including any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, firm or corporation or group, which owns of record or beneficially, directly or indirectly, five percent (5%) or more of any class of voting securities of the Company, subject to certain exceptions described in our amended and restated certificate of incorporation.

The above provisions do not apply to any transaction that is approved by resolution of our board of directors, provided that a majority of the members of the board of directors voting for the approval of such transaction are Continuing Directors (as defined in our amended and restated certificate of incorporation).

In addition to the restrictions described above, our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may also have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

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Board of directors vacancies.  Our amended and restated certificate of incorporation and our amended and restated bylaws authorize our board of directors to fill vacant directorships, including newly-created seats. In addition, the number of directors constituting our board of directors is set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

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Stockholder action; special meeting of stockholders.  Our amended and restated bylaws provide that stockholders are not be able to take action by written consent, and are may only take action at annual or special meetings of our stockholders. Stockholders are not be permitted to cumulate their votes for the election of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a written request of stockholders holding 25% or more of the voting power of our capital stock, majority vote of our entire board of directors, the chairman of our board of directors or our chief executive officer.

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Advance notice requirements for stockholder proposals and director nominations.    Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

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Issuance of undesignated preferred stock.    Our board of directors has the authority, without further action by the holders of our common stock, to issue up to 3,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Transfer agent and registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services. The transfer agent’s address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120, and its telephone number is (800) 468-9716.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “NSIT.”